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                                                                       Exhibit 7

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated June 11, 1998, between Samstock, L.L.C., a Delaware limited liability company ("Samstock"), and PhoneTel Technologies, Inc., an Ohio corporation (the "Company").

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Davel Communications Group, Inc., an Illinois corporation ("Old Davel"), Davel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Old Davel ("New Davel"), D Subsidiary, Inc., an Illinois corporation and a wholly owned subsidiary of New Davel ("D Sub"), and PT Merger Corp., an Ohio corporation and a wholly owned subsidiary of New Davel ("P Sub"), have entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated the date hereof, pursuant to which (i) D Sub will be merged with and into Old Davel with Old Davel surviving as a wholly owned subsidiary of New Davel (the "Davel Merger") and (ii) P Sub will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of New Davel (the "PhoneTel Merger").

     WHEREAS, the consummation of the Davel Merger, the PhoneTel Merger and the other transactions contemplated by the Merger Agreement (the "Transaction") is subject to certain conditions, including the approval of the Merger Agreement and the Davel Merger by the holders of at least two-thirds of the outstanding shares of common stock, no par value, of Old Davel ("Old Davel Common Stock").

     WHEREAS, Samstock is a party to (i) a Stock Purchase Agreement by and between Samstock and Old Davel dated May 14, 1998 (the "Davel Stock Purchase Agreement"), (ii) a Stock Purchase Agreement by and between Samstock and David
R. Hill dated May 14, 1998 (the "Hill Stock Purchase Agreement") and (iii) a Stock Purchase Agreement by and between Samstock and certain directors and members of management of Old Davel (such agreement, together with the Davel Stock Purchase Agreement and the Hill Stock Purchase Agreement, the "Stock Purchase Agreements"). Pursuant to the Stock Purchase Agreements, and upon the terms and subject to the conditions set forth therein, Samstock has the right to acquire, in the aggregate, 1,623,900 shares of Old Davel Common Stock, representing approximately 28.75% of the outstanding shares of Old Davel Common Stock, based on the number of shares of Old Davel Common Stock outstanding on June 1, 1998 and after giving effect to the issuance by Old Davel of the shares of Old Davel Common Stock to be purchased by Samstock pursuant to the Davel Stock Purchase Agreement (such 1,623,900 shares of Old Davel Common Stock, upon acquisition thereof by Samstock, the "Purchased Shares" and, together with any other shares of capital stock of Old Davel acquired by Samstock after the date hereof and during the term of this Agreement being collectively referred to herein as the "Shares").

     WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement to the Company to do so, Samstock has agreed for the benefit of the Company as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and

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agreements contained in this Agreement, the parties hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

     Section 1.1 The terms "Investment Agreement" and "Shareholders Agreement" shall have the meanings set forth in the Davel Stock Purchase Agreement.


                                  ARTICLE II

                            COVENANTS OF SAMSTOCK

     Section 2.1 Agreement to Vote. At any meeting of the shareholders of Old Davel held prior to the Termination Date (as defined in Section 5.4), however called, and at every reconvened meeting following any adjournment thereof prior to the Termination Date, or in connection with any written consent of the shareholders of Old Davel executed prior to the Termination Date, Samstock shall vote the Shares (a) in favor of the approval of the Merger Agreement, the Davel Merger and each of the actions contemplated by the Merger Agreement to be performed by Old Davel or New Davel in connection with the Transaction and any actions required in furtherance thereof; and (b) in favor of the election of Mr. Peter Graf as a member of the Board of Directors of New Davel to serve until the first anniversary of the Closing Date. Prior to the Termination Date and subject to Section 2.3, other than the Stock Purchase Agreements, the Investment Agreement and the Shareholders Agreement, Samstock shall not enter into any agreement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Shares in any manner inconsistent with the preceding sentence.

     Section 2.2 Proxies. (a) Samstock hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2.1 for the Shares.

     (b) Prior to the Termination Date, Samstock shall not grant any proxies or powers of attorney with respect to matters set forth in Section 2.1, deposit any of the Shares into a voting trust or enter into a voting agreement, other than this Agreement, the Stock Purchase Agreements, the Investment Agreement and the Shareholders Agreement, with respect to any of the Shares, in each case with respect to such matters.

     Section 2.3 Transfer of Shares by Samstock. Prior to the Termination Date, Samstock shall not (a) transfer, sell, exchange or otherwise dispose of any Shares unless such transferee, purchaser or acquiror enters into a voting agreement with the Company containing substantially the same terms as this Agreement or (b) pledge or place any encumbrance on any Shares, other than pursuant to this Agreement and other than a pledge or encumbrance of any Shares to any bank or other financial institution in connection with any bona fide financing transaction by Samstock or any such transferee, purchaser or acquiror, provided that such bank or financial institution, as a condition to exercising its rights to seize and vote such Shares, enters into a

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voting agreement with the Company containing substantially the same terms as this Agreement.

     Section 2.4 Action in Shareholder Capacity Only. Samstock makes no agreement or understanding herein in any capacity other than, prior to consummation of the transactions contemplated by the Stock Purchase Agreements, as a holder of rights to acquire the Purchased Shares and, following consummation of such transactions, in its capacity as a record holder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in any other capacity.

                                 ARTICLE III

                       REPRESENTATIONS, WARRANTIES AND
                       ADDITIONAL COVENANTS OF SAMSTOCK

     Samstock represents, warrants and covenants to the Company that:

     Section 3.1 Ownership. As of the date hereof, Samstock has the right, upon the terms and subject to the conditions set forth in the Stock Purchase Agreements, to acquire, in the aggregate, 1,623,900 shares of Old Davel Common Stock. Upon consummation of the transactions contemplated by the Stock Purchase Agreements, Samstock will be the beneficial and record owner of such shares and, subject to Section 2.3, Samstock will have the sole right to vote the Shares and there will be no restrictions on rights of disposition or other liens pertaining to the Shares, other than as contemplated by the Stock Purchase Agreements, the Investment Agreement and the Shareholders Agreement. Samstock has not agreed to subject any Shares to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares other than pursuant to the Investment Agreement and the Shareholders Agreement.

     Section 3.2 Authority and Non-Contravention. Samstock has the right, power and authority to enter into this Agreement and, subject to the acquisition by Samstock of the Purchased Shares upon consummation of the transactions contemplated by the Stock Purchase Agreements, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Samstock and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Samstock. This Agreement has been duly executed and delivered by Samstock and constitutes a valid and binding obligation of Samstock, enforceable against Samstock in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement by Samstock nor the consummation by Samstock of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Samstock or, upon acquisition thereof by Samstock, the Purchased Shares or
(ii) violate or conflict with the limited liability company agreement of Samstock or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Samstock is a party or by which Samstock or its assets are bound.




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     Section 3.3 Total Shares.  As of the date hereof, Samstock does not own, beneficially (except by virtue of the Stock Purchase Agreements) or of record, any shares of capital stock of Old Davel. Except as contemplated by the Stock Purchase Agreements and the Shareholders Agreement, Samstock does not have any option to purchase or right to subscribe for or otherwise acquire any securities of Old Davel and has no other interest in or voting rights with respect to any other securities of Old Davel.

     Section 3.4 Reasonable Efforts. Prior to the Termination Date, Samstock shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Old Davel in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transaction.

                                  ARTICLE IV

                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                 THE COMPANY

     The Company represents, warrants and covenants to Samstock that:

     Section 4.1 Authority and Non-Contravention. The Company has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (i) materially violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company or (ii) violate or conflict with the articles of incorporation or code of regulations of the Company or constitute a material violation of or default under any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Company is a party or by which the Company or its assets are bound.

                                  ARTICLE V

                                MISCELLANEOUS

     Section 5.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.




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     Section 5.2 Further Assurances.  From time to time, at the request of the
Company, in the case of Samstock, or at the request of Samstock, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 5.3 Specific Performance. Samstock agrees that the Company would be irreparably damaged if for any reason Samstock fails to perform any of Samstock's obligations under this Agreement, and that the Company would not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Samstock. This provision is without prejudice to any other rights that the Company may have against Samstock for any failure to perform its obligations under this Agreement.

     Section 5.4 Amendments, Termination. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. The representations, warranties, covenants and agreements set forth in Article II, Article III and Article IV shall terminate, except with respect to liability for prior breaches thereof, upon the earliest to occur of
(i) termination of the Merger Agreement in accordance with its terms, (ii) the Closing Date and (iii) the date, if any, upon which the Company's Board of Directors withdraws, modifies or changes its recommendation or approval of the Merger Agreement or the PhoneTel Merger in a manner adverse to Old Davel (the "Termination Date"); provided, however, that with respect to clause (b) of
Section 2.1, "Termination Date" shall mean the first anniversary of the Closing Date.

     Section 5.5 Assignment. Subject to Section 2.3 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     Section 5.6 Certain Events. Samstock agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     Section 5.7 Entire Agreement. This Agreement (including the documents referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understanding, both oral and written between the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

     Section 5.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or telecopied with confirmation of receipt, to the parties at the addresses specified below


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(or at such other address or telecopy or telex number for a party as shall be specified by like notice):

            If to the Company, to:

                    PhoneTel Technologies, Inc.
                    1001 Lakeside Avenue, 7th Floor
                    Cleveland, Ohio  44114
                    Attention:  General Counsel
                    Telecopy number:  216.875.4337

            with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York  10022
                    Attention: Stephen M. Banker, Esq.
                    Telecopy number:  212.735.2000

            If to Samstock, to:

                    Samstock, L.L.C.
                    Two North Riverside Plaza
                    Chicago, Illinois  60606
                    Attention:  Mr. F. Philip Handy
                    Telecopy number:  312.454.1671

            with a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Two North Riverside Plaza
                    Chicago, Illinois  60606
                    Attention:  Walter S. Lowry, Esq.
                    Telecopy number:  312.454.0335

     Section 5.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 5.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties in original or facsimile form.

     Section 5.11 Interpretation. The headings contained in this Agreement are inserted for

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convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 5.12 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section 5.13 Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Illinois and (b) the United States federal district courts located in the State of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

     Section 5.14 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.







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     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.

                         SAMSTOCK, L.L.C.
                         By SZ Investments, L.L.C., its sole member
                         By Zell General Partnership, Inc., its managing member


                         By:
                         Name:
                         Title:


                         PHONETEL TECHNOLOGIES, INC.


                         By:
                         Name:
                         Title:








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